MEDIDATA SOLUTIONS, INC. 2017 PERFORMANCE-BASED
RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT is made as of February 23rd, 2017, by and between MEDIDATA SOLUTIONS, INC. (the “Company”), and _______________ (the “Participant”).
1.Award. In accordance with the Medidata Solutions, Inc. 2009 Long-Term Incentive Plan (the “Plan”), the Company hereby grants to the Participant a target incentive award for a total of _______________ (the “Target Number”) performance-based restricted stock units (“PBRSUs”). Each PBRSU represents a contingent right to receive one share of the Company’s common stock (a “Share”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them by the Plan.
2.    Certain Defined Terms. The following capitalized terms shall have the meanings set forth below for the purposes of determining the number of PBRSUs earned by the Participant under Section 3 and Exhibits A and B of this Agreement.
(a)     “Company TSR” means, the percentage difference (positive or negative) between (i) the Value per Share on January 1, 2017, and (ii) the sum of (A) the Value per Share on the last day of the Performance Period, plus (B) the amount of any dividends (including the cash value of non-cash dividends) paid or payable with respect to such share during such period. For this purpose, dividends will be taken into account on the ex-dividend date.
(b)    “Material Acquisition” means (x) any acquisition (including by way of merger or consolidation) of assets comprising all or substantially all of a business or constituting all or substantially all of the common stock of a company that (y) generates revenue greater than seven percent (7%) of the Company's revenue for the full fiscal year prior to the acquisition date.
(c)    “Net Income” means, for any period, the net income (or loss) of the Company during such period, calculated on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the net income (or loss) related to any Material Acquisition of the Company.
(d)    “Net Income Performance Percentage” means the percentage determined under the table set forth in Exhibit B, based upon the Company’s Net Income attainment for the year ending December 31, 2019.
(e)    “Net Income Target Number” means 50% of the Target Number.
(f)    “Performance Period” means the period starting on January 1, 2017 and ending on December 31, 2019.
(g)    “Russell Index TSR” means the percentage difference (positive or negative) between (i) the Value per share of the most widely publicly traded class of stock of each company in the Russell 2000 Index on January 1, 2017, and (ii) the sum of (A) the Value per share of such stock on the last day of the Performance Period, plus (B) the amount of any dividends (including the cash value of non-cash dividends) paid or payable with respect to such share during such period. For this purpose, dividends will be taken into account on the ex-dividend date.
(h)    “TSR Performance Percentage” means the percentage determined under the table set forth in Exhibit A, based upon the difference (positive or negative) between the Company TSR and the 50th percentile of the Russell Index TSRs during the Performance Period.
(i)    “TSR Target Number” means 50% of the Target Number.
(j)    “Value” means, with respect to the stock of either the Company or a company in the Russell 2000 Index: (i) as of January 1, 2017, the average closing price per share for the preceding thirty trading days; and (ii) as of the last day of the Performance Period, the average closing price per share for the last thirty trading days of such Performance Period.
3.    Earning of PBRSUs. The Participant will earn a number of PBRSUs with 50% of the PBRSUs earned based on TSR Performance and 50% of the PBRSUs earned based on Net Income Performance. The number of PBRSUs earned for TSR Performance shall be equal to the product of (i) the TSR Performance Percentage determined under Exhibit A (which may range from 0% to 200%), multiplied by (ii) the Participant’s TSR Target Number. The number of PBRSUs earned for Net Income Performance shall be equal to the product of (i) the Net Income Performance Percentage determined under Exhibit B (which may range from 0% to 200%), multiplied by (ii) the Participant’s Net Income Target Number.
The number of PBRSUs (if any) earned by the Participant will be determined as soon as practicable after the end of the Performance Period by the Compensation Committee of the Company’s Board of Directors (the “Committee”), acting in accordance with this Agreement (including Exhibits A and B) and the Plan. All such determinations will be evidenced in writing by the Committee and will be final and binding on the Company, the Participant and any other interested persons. PBRSUs earned by the Participant under this Agreement will be settled in the form of Shares and/or cash in accordance with Section 5 below.
4.    Termination of Employment During the Performance Period; Effect of a Sale Event.
(a)    General. If the Participant’s employment terminates during the Performance Period, then, except as otherwise specified in this Section 4, the Participant will earn no PBRSUs, and this Agreement will thereupon terminate and be of no further force or effect. For the purposes of this Agreement, the Participant’s employment will be considered terminated if (and only if) the Participant is no longer employed by or providing services to the Company or any of its subsidiaries.

(b)    Termination Due to Death or Disability. If, prior to the end of the Performance Period, the Participant’s employment terminates by reason of the Participant’s death or the Company terminates the Participant’s employment by reason of “Disability” (as defined below), then the Participant will be deemed to have earned a pro-rata portion of the number of PBRSUs, if any, that the Participant would have earned under this Agreement for such Performance Period (including, if applicable, pursuant to Section 4(c) below) if the Participant’s employment had continued through the end of the Performance Period, based upon the ratio of (i) the number of full months elapsed from the first day of the Performance Period to the date the Participant’s employment terminated, to (ii) 36. For the purpose of this Agreement, the term “Disability” means the inability of the Participant to perform the essential duties of the Participant’s employment with the Company or a subsidiary for a period of 120 consecutive days or an aggregate of 180 days during any twelve-month period, by reason of a physical or mental illness or injury, as determined in the good faith by the Committee acting in accordance with its discretionary authority under the Plan.
(c)    Effect of a Sale Event. If a Sale Event (as defined in the Plan) occurs during the Performance Period, then the Performance Period will end on the day preceding the Sale Event and, if the Participant’s employment has not previously terminated, the Participant will be deemed to have earned a number of PBRSUs equal to the sum of:
(i)    a number of TSR-based PBRSUs equal to (A x B), where—
A = the TSR Target Number; and
B = the TSR Performance Percentage determined under the table in Exhibit A, based upon the Company TSR and the Russell Index TSRs for the period beginning January 1, 2017 and ending on the day preceding the date of the Sale Event; plus
(ii) the Net Income Target Number.
Immediately prior to the Sale Event, the PBRSUs that are deemed to have been earned pursuant to this Section 4(c) shall be converted into the right to receive an amount of cash and/or a number of freely tradable shares of common stock of the acquiring or successor company or parent thereof having a value equal to the Sale Event transaction value of the Shares covered by such PBRSUs as if such Shares were issued and outstanding at the time of the Sale Event. If the settlement obligation with respect to such converted PBRSUs is assumed by the successor or acquiring company as part of the Sale Event transaction, the Participant’s right to receive such cash payment and/or shares of common stock will be conditioned upon the Participant’s continuing employment or service with the successor or acquiring company through the end of the Performance Period, provided that, if the Participant’s employment or service is terminated before the end of the Performance Period by the Company without Cause (as such term is defined in Medidata’s Executive Change in Control Agreement), by the Participant for Good Reason (as such term is defined in Medidata’s Executive Change in Control Agreement) or by reason of the Participant’s death, then the continuing service condition will thereupon be waived and the Participant will be entitled to immediate payment of such cash and/or shares in full and final settlement of the converted PBRSUs, and provided further that, if the Participant’s employment or service is terminated before the end of the Performance Period for any other reason, the Participant will thereupon forfeit any and all interest in and rights with respect to such converted PBRSUs. If the settlement obligation with respect to such PBRSUs is not assumed by the successor or acquiring company, then the converted PBRSUs will be deemed to be fully vested and will be settled upon and as part of the Sale Transaction.
5.    Settlement of Earned PBRSUs; Rights as a Shareholder.
(a)    General. The PBRSUs earned by the Participant for the Performance Period (including a short Performance period resulting from a Sale Event) will be settled in accordance with this Section 5 as soon as practicable after the end of the Performance Period (but in no event later than March 15 of the following calendar year). At the time of settlement, the Company will issue and deliver to the Participant the Shares represented by such earned PBRSUs in certificated or electronic form. Unless an insider trading blackout period is in effect and absent other extraordinary circumstances, the Company intends to complete the settlement promptly after the Committee determines the number of PBRSUs that are earned for the Performance Period. Notwithstanding the foregoing, if a Sale Event occurs, any earned PBRSUs that have not previously been settled (including any PBRSUs deemed to have been earned prior to the Sale Event pursuant to Section 4(c) above) will be settled (if at all) at the time and in the manner prescribed in Section 4(c).
(b)    Tax Withholding. As a condition of the issuance of Shares under this Agreement, the Company shall require the Participant to satisfy any applicable tax withholding obligations. Toward that end, the Company and its Subsidiaries may require the Participant to remit an amount sufficient to satisfy such withholding obligations or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under this Agreement or the Plan). The Participant expressly authorizes the Company to deduct from any compensation or any other payment of any kind due to the Participant, including (if the Company so consents) withholding Shares that would otherwise be issued to the Participant in settlement of vested PBRSUs, for the amount of any such tax withholding obligations, provided, however, that the value of any Shares withheld may not exceed the statutory minimum withholding amount required by law.
(c)    Rights as a Shareholder. The Participant shall have no voting or other rights of a shareholder with respect to the Shares covered by PBRSUs unless and until such Shares are issued to the Participant in accordance with the provisions hereof.
6.    Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any of the Participant’s rights under this Agreement, and none of such rights shall be subject to execution, attachment or similar process. Any attempt by the Participant or any other person claiming against, through or under the Participant to cause any of the Participant’s rights under this Agreement to be transferred or assigned in any manner shall be null and void and without effect upon the Company, the Participant or any other person.

Notwithstanding the foregoing, if the Participant dies on or after the date that any PBRSUs have been earned and determined and before the settlement of such earned PBRSUs, the settlement will be made to the Participant’s Beneficiary (as determined under the Plan).
7.    Provisions of the Plan Control; Effect of Other Agreements. This Agreement shall be subject to the provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority under the Plan. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement. If and to the extent that any provision of this Agreement (including the Plan, as it applies to this Agreement) is inconsistent with any provision of any employment, separation, change in control or other agreement between the Company or a subsidiary and the Participant in effect at any time or from time to time, the terms of this Agreement (including the Plan, as it applies to this Agreement) shall govern.
8.    No Employment Rights. Nothing contained herein or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s employment or other service with the Company or a subsidiary or interfere in any way with the right of the Company and its subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the Participant’s compensation and any other terms and conditions of the Participant’s employment or other service.
9.    Recoupment. The Participant’s rights with respect to this award shall in all events be subject to (a) any right that the Company may have under any Company recoupment, claw back and/or forfeiture policy of the Company as in effect from time to time, and (b) any right or obligation the Company may have regarding the claw back of “incentive-based compensation” under the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable securities law or the listing requirements of any national securities exchange on which the Company’s Shares are listed.
10.    Committee Determinations Final. The Committee shall have complete discretion in the exercise of its authority, powers, and duties under the Plan and this Agreement. Any determination made by the Committee with respect to this Agreement and the Plan shall be final, conclusive, and binding on all interested persons. The Committee may designate any individual or individuals to perform any of its ministerial functions to be performed hereunder.
11.    Successors. This Agreement shall be binding upon and inure to the benefit of the Company any of its successors and assigns, as well as the Participant and, if applicable, the Participant’s surviving spouse or estate. For the avoidance of doubt, if a Sale Event occurs, the term “Company” shall be deemed to include the successor or acquiring company, any parent company and any of its or their affiliates.
12.    Entire Agreement. This Agreement (including Exhibits A and B) constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended, except as provided in the Plan, other than by a written instrument executed by the parties hereto.

13.    Governing Law. All rights and obligations under this Agreement and the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.
14.    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.
PARTICIPANT ACKNOWLEDGES THAT HE OR SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND AGREES TO BE BOUND BY ITS TERMS.

EXHIBIT A

TSR PERFORMANCE PERCENTAGE
This Exhibit A is attached to and made a part of the Participant’s 2017 Performance-Based Restricted Stock Unit Agreement (the “Agreement”). Capitalized terms that are used but not defined in this Exhibit A will have the meanings ascribed to them in the main body of the Agreement, including with respect to the factors used in this Exhibit.
The number of PBRSUs the Participant will earn for the Performance Period based on the Company’s TSR performance (subject to the provisions of the Agreement) will be expressed as a percentage (from 0% to 200%) of the Participant’s TSR Target Number. That percentage is called the TSR Performance Percentage.
The TSR Performance Percentage for the Performance Period is determined under the following table, based upon the difference (positive or negative) between the Company TSR for the Performance Period and the 50th percentile of the Russell Index TSRs for that same period. If, the difference between the Company TSR and the 50th percentile of the Russell Index TSRs is above one specified level and below another level, then the TSR Performance Percentage for the Performance Period will be increased accordingly by linear interpolation between the two levels.

TSR PERFORMANCE
PERCENTAGE TABLE

Difference Between Company TSR and the 50th Percentile of Russell Index TSRs	TSR Performance Percentage	Difference Between Company TSR and the 50th Percentile of Russell Index TSRs	TSR Performance Percentage
25% or more	200%	-5%	90%
20%	180%	-10%	80%
15%	160%	-15%	70%
10%	140%	-20%	60%
5%	120%	-25%	50%
0%	100%	-30% or more	0%

Example. Participant X receives a 2017 PBRSU award for a total Target Number of 2,000 shares, the Participant’s TSR Target Number is 1,000 shares (50% of the 1,000 share Target Number).

(a)    Using the above table, if the Company TSR for the Performance Period is 10% higher than the 50th percentile of the Russell 2000 Index TSRs for the same period, then the TSR Performance Percentage will be 140%. As such, X will earn a total of 1,400 PBRSUs (1,000 x 140%) on account of the Company’s TSR performance.
(b)    If the Company TSR for the Performance Period is 25% or more than the 50th percentile of the Russell Index TSRs for the same period, then the TSR Performance Percentage for 2017 will be 200% and X will earn a total of 2,000 PBRSUs for the Performance Period (1,000 x 200%) on account of the Company’s TSR performance.
(c)    If the Company TSR for the Performance Period is 15% less than the 50th percentile of the Russell Index TSRs for the same period, then the TSR Performance Percentage will be 70%, and X will earn a total of 700 PBRSUs on account of the Company’s TSR performance.
Note that the TSR Performance Percentage will be based on the cumulative Company TSR relative to the 50th percentile of the cumulative Russell Index TSRs during the Performance Period.

EXHIBIT B

NET INCOME PERFORMANCE PERCENTAGE
This Exhibit B is attached to and made a part of the Participant’s 2017 Performance-Based Restricted Stock Unit Agreement (the “Agreement”). Capitalized terms that are used but not defined in this Exhibit B will have the meanings ascribed to them in the main body of the Agreement, including with respect to the factors used in this Exhibit.
The number of PBRSUs the Participant will earn for the Performance Period based upon the Company’s Net Income (subject to the provisions of the Agreement) will be expressed as a percentage (from 0% to 200%) of the Participant’s Net Income Target Number. That percentage is called the Net Income Performance Percentage.
The Net Income Performance Percentage is determined under the following table, based upon based upon the Company’s Net Income attainment for the year ending December 31, 2019. If, the Company’s Net Income attainment for that year is above one specified level and below another level, then the Net Income Performance Percentage will be increased accordingly by linear interpolation between the two levels.

NET INCOME PERFORMANCE
PERCENTAGE TABLE

Net Income		Target Attainment
2019 (USD million)	CAGR (’16 – ’19)
30.0	1%	0%
31.0	2%	8%
31.9	3%	16%
32.9	4%	24%
34.0	5%	32%
35.0	6%	40%
40.0	11%	50%
41.0	12%	52%
42.1	13%	54%
43.2	14%	57%
44.3	15%	59%
45.4	16%	61%
46.6	17%	63%
47.7	18%	66%
48.9	19%	68%
50.1	20%	70%
51.3	21%	73%
52.6	22%	77%
53.9	23%	80%
55.3	24%	90%
56.6	25%	100%
58.0	26%	120%
59.4	27%	140%
60.8	28%	160%
62.2	29%	180%
63.7	30%	200%